CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE PDL BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO PDL BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

May 30, 2019

Noden Pharma DAC
16A D’Olier Street
Dublin 2, Ireland

Novartis Pharma AG
Lichtstrasse 35
CH‑4056 Basel, Switzerland

Settlement Letter and Supply Agreement Amendment regarding Supply of Tekturna
Reference is made to the Supply Agreement, dated May 24th, 2016 (the “SA”) and the Asset Purchase Agreement, dated May 24, 2016, between Novartis Pharma AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”) and Noden Pharma DAC, a company organized under the laws of Ireland and located at 16A D’Olier Street, Dublin, 2, Ireland (“Purchaser”). Novartis and Purchaser are each referred to individually as a “Party” and together as the “Parties.” Capitalized terms used in this letter agreement (this “Letter Agreement”) shall have the same meaning as ascribed to them in the SA, unless the context requires otherwise.

WHEREAS, under Clause 2.5(a) and Annex F of the Supply Agreement, Novartis and Purchaser have agreed to a certain minimum quantity of API to be manufactured and supplied to Purchaser. The minimum quantity in the year 2020 was supplemented by an additional order of API from Purchaser received and accepted by Novartis on November 3, 2017.

WHEREAS, Purchaser wishes to have the API delivered over a longer period than agreed in the current Annex F and in order to extend the Supply Period for the Product and Novartis is willing to amend the current Supply Period obligations in accordance with this Letter Agreement.

WHEREAS, Purchaser’s parent company PDL BioPharma, Inc (“PDL”) will provide a Parent Guarantee to secure future payments due by Purchaser to Novartis under the SA, as amended herein.

WHEREAS, the Parties would like to clarify the estimated quantity of certain remaining materials to be either transferred to Purchaser or destroyed at the end of the last API manufacturing campaign and how the costs for such materials are allocated between the Parties.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Amendment of the definition of “Supply Period”

The Parties agree to amend the definition of Supply Period in the SA,
“Supply Period” means the period under which Novartis continues to supply and Purchaser continues to purchase (i) with respect to the Product, the Product until the end of the Phase 2 Period and (ii) with respect to the API, the API until [ * * * ] as specified in Annex F or, if earlier than [ * * * ] and not agreed otherwise by

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the Parties , with the first commercial supply of Finished Product to a Third Party containing API, which has been manufactured by a Third Party Manufacturer.”
by deleting it and replacing it with the following:
““Supply Period” means the period under which Novartis continues to supply and Purchaser continues to purchase:

(i)	with respect to the Product, until [ * * * ] and

(ii)	with respect to the API, until [ * * * ].”

2.	Amendment of Annex F of the SA is amended to cover an updated 2019-2021 API delivery schedule.

The Parties agree to delete Annex F of the SA in its entirety and replace with a new version of Annex F attached to this Letter Agreement as Appendix 1.
For the avoidance of doubt, any supply for the past as per the now deleted Annex F of the SA for the years 2016, 2017 and 2018 has, as of the date of this Letter Agreement, been concluded and was therefore deleted from the updated Annex F in Appendix 1.
Therefore, Appendix 1 describes the agreed and amended 2019 to 2021 API delivery schedule. The respective deliveries are intended to take place at the beginning of the respective quarter of each calendar year or as otherwise agreed by the Parties.
The total quantity of API shown in Appendix 1 over the 2019 to 2021 period [ * * * ] is the quantity of API planned to be manufactured by Novartis. As the manufacturing yield may vary and impact the quantity available, the Parties will mutually discuss the absolute and final quantity of such API to be delivered to Purchaser, such discussions to occur prior to the end of [ * * * ]. It is also understood that such final API quantity may vary and Purchaser shall be required to purchase all such API manufactured by Novartis even if in excess of [ * * * ]. Furthermore, the manufactured quantity of API could also be lower than [ * * * ]. In such case, Novartis will have no obligation to produce any additional quantity of API and Purchaser will accept such lower quantity as in conformance with Novartis’ obligations under the SA and this Letter Agreement.
Notwithstanding the above commitments of the Parties, while the Parties acknowledge that the estimated [ * * * ] of API noted above is subject to revision, in no event will Novartis produce, or will Purchaser be required to purchase, in excess of [ * * * ] of API (or Product comprising an equivalent amount of such API), and in no event will Novartis produce, or will Purchaser be required to accept, less than [ * * * ] of API (or Product comprising an equivalent amount of such API).
It is further understood that the [ * * * ] of API set out in Appendix 1 will be supplied either as API or as Product (which as defined under the SA can be Finished Product or Drug Product) as per Purchaser’s ordering in accordance with the terms of the SA. For 2019 through 2021, if in any quarter, the quantity of API ordered by Purchaser to be supplied as Product is below the respective amounts described in Appendix 1, Novartis reserves the right to supply the remaining difference as API to Purchaser in the current quarter or the subsequent quarter, or as mutually agreed between the Parties in good faith.
For the avoidance of doubt, all other payment and delivery terms will remain as stated in the SA.

3.	Remaining Materials after the last API Manufacturing Campaign.

The Parties acknowledge that there have been some discussions among them with regards to certain potential amounts of Inventory under Section 7 of the SA as well as the possibility of write-off costs under Section 4.3(b) of the SA which would be left at the end of the term of the SA, such materials including all materials from all sites involved in the supply of Product and/or API by Novartis (together the “Remaining Materials”).
The Parties agree that they want to settle such discussions with a lump-sum all-inclusive payment made by Purchaser to Novartis of [ * * * ].

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The Parties expect that payment for the Remaining Materials will be a one-time payment (as a full and final settlement in this regard) made by the end of Q2 2019. Such payment shall be made upon Novartis issuing an invoice for such Remaining Materials, the invoice to be paid within 45 (forty-five) days, with no setoffs, in accordance with the payment terms of the SA. The Parties shall agree in good faith on the best way to transfer or destroy the Remaining Materials , in good time ahead of 2020.

4.	Other Amendments to the Supply Agreement.

The SA is hereby amended to be a non-exclusive supply purchase obligation on the part of Purchaser.  Except for the obligations provided for in this Letter Agreement with regard to the purchase of API and Product as provided for in Appendix 1 and with respect to Remaining Materials, Purchaser shall not be obligated to purchase its requirements from Novartis with respect to API and/or Product, and shall be free to contract, obtain and purchase from any other source in its sole discretion.
Novartis agrees that the price of API and Product shall not vary from the prices provided in the Supply Price Letter Agreements dated May 24, 2016, November 28, 2017, February 12, 2018, February 16, 2018, and September 14, 2018, for the duration of its supply obligations.
Novartis will remain responsible for maintaining any routine stability program under ICH conditions, as required, until the termination or expiration of the Supply Agreement. Purchaser agrees that as of July 1st 2019, Novartis shall continue maintaining any routine stability program required under ICH conditions until the end of the shelf-life of the Products and the retesting period of the API supplied to Purchaser in exchange for payment of service fees by Purchaser amounting to [ * * * ] per man-hour required to perform stability testing and reporting.
All other terms and conditions of the SA, and except as specifically modified herein, shall remain in force as provided therein.

5.	Parent Guarantee from PDL.

Appendix 2 contains the Parent Guarantee as agreed between Novartis and PDL. Novartis’ signature to this Agreement is conditional to PDL executing the Parent Guarantee.

6.	Release

a.
Release of Claims.  This Agreement is in full and final settlement of, and each Party hereby releases and forever discharges, all actions, claims, rights, demands and set-offs, whether or not presently known to the parties or to the law, and whether in law or equity, that it or any of its affiliates or their assigns, transferees, representatives, principals, agents, officers and directors ever had, may have or hereafter can, shall or may have against the other Party or any of its affiliates, assigns, transferees, representatives, principals, agents, officers or directors arising out of or resulting from  the modification of Appendix 1 and the supply obligations of the Parties which are subject matter of this Letter Agreement (collectively, the “Released Claims”).

b.
Covenant Not to Sue.  Each Party agrees, on behalf of itself and its affiliates, assigns, transferees, representatives, principals, agents, officers and directors, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its affiliates or their assigns, transferees, representatives, principals, agents, officers or directors, any action, suit or other proceeding concerning the Released Claims.

7.	Confidentiality.

Clause 17.1 of the APA is incorporated by reference herein, mutatis mutandis.
Miscellaneous.

Clause of Article 18 of the APA are incorporated herein by reference, mutatis mutandis.  This Letter Agreement shall terminate and have no further force or effect in the event the APA is terminated in accordance with its terms. In the event that there is any conflict or inconsistency between the terms and conditions of the APA and those of this Letter Agreement, the terms and conditions of the APA shall control and govern the rights and obligations of the parties.

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NODEN PHARMA DAC

By: /s/ Alan Markey
Name: Alan Markey
Title: Chief Executive Officer
Date: May 30, 2019

NOVARTIS PHARMA AG

By: /s/ Alan Dy	By: /s/ Shilpi Ghosh
Name: Alan Dy	Name: Shilpi Ghosh
Title: Global Head - SCM	Title: Head – Key Account Management
Date: May 21, 2019	Date: May 21, 2019

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Appendix 1
Annex F
API Schedule
[ * * * ]

Appendix 2
Parent Guarantee

Appendix 3
Supply price letters

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